UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): October 8, 2008

FORTRESS FINANCIAL GROUP, INC.
 (Exact name of registrant as specified in charter)

Wyoming
(State or other Jurisdiction of Incorporation or Organization)

000-24262 (Commission File Number)	1903 60th Place E, Suite M2240 Bradenton, Florida 34203	91-1363905 (IRS Employer Identification No.)
(Address of Principal Executive Offices and zip code)

(954) 840-6961
(Registrant's telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

The Company has been advised its Professional Advisors that there a risk that the Company's shares of Common Stock could be moved from trading on the OTC Pink Sheets Market to that of the "Grey Market" should it not file its outstanding and overdue Form 10-QSB's and Form 10-KSB's. The Company's last Form 10-QSB was filed on .December 2, 2005 and was in respect of the period ended September 30, 2005.  The Company will be required to file from October 1, 2005 to September 30, 2008 in order to be up to date in respect of its reporting obligations.

Should this event occur, the Company will be required to bring all of its filings up to date with the SEC and to then file a Form 211 for reinstatement to the OTC Pink Sheets Market. This is a process that could take six months.

Management of your Company regards this as an extremely serious issue and will attempt to file these outstanding filings. The Company cannot guarantee that these filings will be made in time as the SEC has the power to halt trading in the Company's stock without any prior warning and move the Company's listing to that of the "Grey Market", ten days thereafter should it so decide. Management is reliant upon external Accountants, Auditors and Attorneys to complete these filings and is no position to expedite these filings.

The SEC has exercised these powers to Issuers who are delinquent in their filings to a substantial number quoted on the PTC Pink Sheets Market.

Stockholders in companies quoted on the "Grey Market" are unable to trade their shares in the Company's Common Stock.

The Company will require significant cash in order to meet the substantial costs in respect of the Accounting, Audit and Legal fees required to complete these filings. The Company has no assurances at this time that such a loan will be advanced to the Company as the Company's Lender has indicated that he is no longer interested in supporting the Company for personal reasons.

The Company has ascertained that it is not eligible to file to become a Non Reporting Company with the SEC.

For the record, should this event occur, it would not delay nor halt the payment of the Company's Extraordinary Stock Dividend.

ITEM 9.01                    FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

Not Applicable

(b)	Pro Forma Financial Information.

Not Applicable

(c)	Exhibits

None.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Financial Group, Inc.

Date: October 8, 2008	By:	/s/ Alan Santini
Alan Santini
Chief Executive Officer

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